                                                                     EXHIBIT 5.1

                                October 15, 2003

DOR BioPharma, Inc
Lincoln Building
1691 Michigan Avenue
Suite 435
Miami, FL 33139

Re: DOR BioPharma, Inc. -- Registration Statement on Form S-3

Dear Ladies and Gentlemen:

         We have acted as counsel for DOR BioPharma, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering by selling stockholders (the "Selling Stockholders") of up to 15,334,625 shares of the common stock, $0.001 par value per share, of the Company. Of such 15,334,625 shares, 7,178,331 shares are issued and outstanding as of the date hereof, and held by Selling Stockholders (the "Issued Shares") and 8,156,294 shares (the "Warrant Shares") are issuable upon the exercise of outstanding warrants held by Selling Stockholders (the "Warrants"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Act.

         In connection with this opinion, we have relied, as to matters of fact, upon certificates of public officials and others and a certificate of an officer of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Company's Certificate of Incorporation, as amended, (c) the Company's By-laws, as amended,
(d) the Warrants and (e) records of proceedings and actions of the Board of Directors and stockholders of the Company relating to the authorization and issuance of the Issued Shares, the Warrants and the Warrant Shares.

         In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. Based upon and subject to the foregoing, it is our opinion that (1) the Issued Shares have been validly issued and are fully paid and non-assessable, and (2) when the Warrant Shares are delivered to, and paid for by, the applicable Selling Stockholders in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

         Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

         We hereby consent to use of our name under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement and to use of this opinion for filing as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations thereunder.

Sincerely,

/s/ KATTEN MUCHIN ZAVIS ROSENMAN